Exhibit 10.28

THE PARSONS CORPORATION

BOARD OF DIRECTORS

RESTATED

FEE DEFERRAL PLAN FOR OUTSIDE DIRECTORS

Restated February 27, 1996

Amended and Restated Effective January 1, 2009

as Approved by the Board of Directors on November 11, 2008

THE PARSONS CORPORATION

BOARD OF DIRECTORS

RESTATED

FEE DEFERRAL PLAN FOR OUTSIDE DIRECTORS

ARTICLE 1

PURPOSE

The purpose of this Fee Deferral Plan for Outside Directors of The Parsons Corporation (the “Plan”) is to provide a means whereby The Parsons Corporation, a Delaware corporation (the “Corporation”) may afford financial security to outside, non-employee directors of the Corporation who have rendered and continue to render valuable services which constitute an important contribution towards the continued growth and success of the Corporation and its subsidiaries by providing for deferral of current compensation for future payment so that they may be retained and their productive efforts encouraged. This Plan is amended and restated effective January 1, 2009, except as provided in Section 5.2(d).

ARTICLE 2

DEFINITIONS AND CERTAIN PROVISIONS

Beneficiary. “Beneficiary” means the person, persons or entity designated as such in accordance with Article 6.

Change in Control. “Change in Control” means a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, within the meaning of Code Section 409A and the regulations promulgated thereunder.

Committee. “Committee” means the plan administration committee appointed to administer the Plan pursuant to Article 3.

Declared Rate. “Declared Rate” means with respect to any Plan Year an annual rate of interest equal to the average of the prime rates made available to preferred borrowers by the Bank of America, N.T. & S.A., Los Angeles Branch (or any successor thereto) determined as of the first working day of each calendar month prior to the complete distribution of a Deferral Account.

Deferral Account. “Deferral Account” means the account maintained on the books of account of the Corporation for a Participant’s Fee Deferral pursuant to Section 4.3.

Director’s Fees. “Director’s Fees” means the retainer and regular Board of Directors meeting fees paid to a director for service as a director of the Corporation, but before reduction pursuant to this Plan.

Eligible Director. “Eligible Director” means each of the outside non-employee directors of Corporation.

Enrollment Agreement. “Enrollment Agreement” means the written agreement (substantially in the form attached to this Plan) that shall be entered into by the Corporation and a Participant to carry out the Plan with respect to such Participant for the Plan Year specified in the Enrollment Agreement. Beginning with the 2009 Plan Year, a separate Enrollment Agreement must be entered into by the Corporation and a Participant for each Plan Year for which the Participant elects to participate in the Plan.

Fee. “Fee” means the compensation payable to a Participant by the Corporation.

Fee Deferral. “Fee Deferral” means the amount of Fees which are deferred by a Participant.

Normal Retirement. “Normal Retirement” with respect to any Deferral Account means termination of a Participant’s service as a director of the Corporation for reasons other than death on or after the date a Participant attains age 62.

Participant. “Participant” means a director who has filed a completed and executed Enrollment Agreement with the Committee and is participating in the Plan in accordance with the provisions of Article 4.

Plan Year. “Plan Year” means the calendar year beginning January 1 and ending December 31. The first Plan Year shall begin January 1, 1991, and end on December 31, 1991.

Subaccount. “Subaccount” means, with respect to a Plan Year, the subaccount of the Participant’s Deferral Account maintained on the books of account of the Corporation for a Participant’s Fee Deferrals with respect to such Plan Year. Notwithstanding the foregoing, a Participant’s Fee Deferrals (including any interest thereon accrued in accordance with the terms of the Plan) with respect to all Plan Years up through and including the 2008 Plan Year shall be considered a single Subaccount for purposes of the Plan. The sum of the balances of all a Participant’s Subaccounts shall equal the balance of the Participant’s Deferral Account.

ARTICLE 3

ADMINISTRATION OF THE PLAN

The Chairman of the Board of Directors of the Corporation (the “Chairman”) shall appoint a plan administration committee composed of not less than two (2) persons who shall constitute the Committee. Subject to the provisions of the foregoing sentence, the Chairman may fix or change the number of members of the Committee at any time at his discretion. Each member of the Committee shall serve until he resigns or becomes unable to serve due to death or disability, or until he is removed by the Chairman. The Committee shall administer the Plan and establish, adopt, or revise such rules, regulations and procedures as it may deem necessary or advisable for the administration of the Plan. All decisions of the Committee shall be by unanimous vote of its members and shall be final and binding unless the Board of Directors should determine otherwise. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member’s interest in the Plan as a Participant and in such event the vote of the remaining member shall control.

ARTICLE 4

PARTICIPATION

4.1    Election to Participate. Any Eligible Director may enroll in the Plan effective as of the first day of the first or subsequent Plan Year by filing a completed and executed Enrollment Agreement with the Committee prior to the beginning of such Plan Year. Enrollment in the Plan in any Plan Year subsequent to the first Plan Year under this Plan may be authorized in advance by the Committee. Pursuant to said Enrollment Agreement, the Eligible Director shall designate the portion of his Fee (the “Fee Deferral”) by which the Eligible Director’s Fee will be deferred in the applicable Plan Year.

4.2    Fee Deferral Amount. Beginning with the 2009 Plan Year, the amount of Fee Deferral must be elected for each Plan Year through an Enrollment Agreement delivered to the Committee before the beginning of the Plan Year in which the Fee to which the elected Fee Deferral amount will be earned, provided that enrollment in the Plan is authorized in advance by the Committee.

4.3    Deferral Accounts. The Committee shall establish and maintain a separate Deferral Account for each Participant’s Fee Deferrals. Effective January 1, 2009, the Committee shall establish a separate Subaccount within each Participant’s Deferral Account for such Participant’s Fee Deferrals for all Plan Years before the 2009 Plan Year in which the Participant participated in this Plan. Thereafter, the Committee shall establish a separate Subaccount within each Participant’s Deferral Account for such Participant’s Fee Deferrals for each Plan Year in which the Participant participates in this Plan, and each such Fee Deferral shall be added to the appropriate Subaccount of the Participant’s Deferral Account no later than the date such Fee would otherwise be payable to such Participant. Each Subaccount of a Participant’s Deferral Account shall be reduced by the amount of any payments made by the Corporation to the Participant or the Participant’s Beneficiary pursuant to this Plan that relate to Fee Deferrals allocated to such Subaccount.

4.4    Interest on Deferral Accounts. Each Subaccount of a Participant’s Deferral Account shall be deemed to bear interest, compounded annually, on the balance in such Subaccount at the Declared Rate from the date such Subaccount was established through the date such account is fully distributed.

4.5    Withholding; Unemployment Taxes. To the extent required by law, the Corporation shall withhold from payments made hereunder the taxes required to be withheld by cognizant taxing authorities.

4.6    Statement of Accounts. The Committee shall submit to each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Subaccounts.

ARTICLE 5

BENEFITS

5.1    Normal Retirement. Upon Normal Retirement, the Corporation shall pay to the Participant each of his Subaccounts, plus the interest accrued in each of the Participant’s Subaccounts, in January of the year following the year the Participant leaves the Board of Directors.

5.2    Distribution at Normal Retirement. Each Participant shall elect the form in which distribution of each of his Subaccounts will be made at Normal Retirement. For each Subaccount established for each Plan Year after 2008, this one-time, irrevocable election will be made when the Participant executes the Enrollment Agreement for the Plan Year to which the Fee Deferral for such Subaccount relates. For the Subaccount established for all Plan Years beginning prior to 2009, this one-time, irrevocable election is the election made when the Participant first executed an Enrollment Agreement under this Plan. Subject to the foregoing, a Participant may make a different distribution election for different Subaccounts.

(a)    Form of Payment. A Participant may elect distribution of each Subaccount in a single payment, or in five substantially equal annual installments, or in ten substantially equal annual installments, subject to the limitation that, if the aggregate balance of the Subaccounts to which a five-year or ten-year installment election applies is less than $100,000, the amounts allocated to such Subaccounts shall be paid in a lump-sum payment.

(b)    Time of Payment. For each Subaccount, a lump sum distribution or the first annual installment in a series of installments shall be paid as soon as is practical after the end of the Plan Year in which the Participant’s Normal Retirement occurred, but in no event beyond 60 days of the end of the Plan Year, and any subsequent installments shall be paid on or about the anniversary thereof.

(c)    Election in 2007 to Change Form of Payment. Notwithstanding the foregoing provisions of this Section 5.2, a Participant who is serving as a director on December 17, 2007 may, on a form prescribed by the Committee, change his or her elections under Section 5.2(a), provided that the Participant executes the election form and delivers it to the Committee on or before December 31, 2007. Any such change in elections shall be effective on January 1, 2008.

(d)    Election in 2008 to Change Form of Payment. Notwithstanding the foregoing provisions of this Section 5.2, a Participant who is serving as a director on December 15, 2008 may, on a form prescribed by the Committee, change his or her elections under Section 5.2(a) with respect to his entire Deferral Account, provided that the Participant executes the election form and delivers it to the Committee on or before December 31, 2008. Any such change in elections shall be effective on January 1, 2009.

5.3    Distribution Prior to Normal Retirement. Each Participant whose service terminates for any reason other than Normal Retirement or death shall receive his Deferral Account in a single, lump sum as soon as is practical after the termination of his service, but in no event beyond 60 days of the termination of service date.

5.4    Death Prior to Distribution. If a Participant dies while serving as a director of the Corporation but before becoming eligible for Normal Retirement, the Participant’s Deferral Account shall be distributed to Participant’s Beneficiary in a lump sum payment as soon as is practical after the Participant’s death, but in no event beyond 60 days of the date of death. If a Participant dies while serving as a director of the Corporation after becoming eligible for Normal Retirement, then the Deferral Account shall be distributed to the Participant’s Beneficiary in the same manner (i.e., lump sum or installments) as it would have been distributed to the Participant had the Participant lived and terminated service on the date of death. If a Participant dies following a Normal Retirement but prior to the full distribution of the Participant’s Deferral Account, then each Subaccount of the Deferral Account, or remaining balance thereof, shall be distributed to the Participant’s Beneficiary in (i) a lump sum if the Participant elected a lump sum under Section 5.2 or (ii) installments if the Participant elected installments under Section 5.2 (subject to the $100,000 limitation described in Section 5.2(a)).

5.5    Change in Control. In the event of a Change in Control that occurs on or after January 1, 2008, each current and former Participant shall receive his or her Deferral Account balance in a lump sum upon the Change in Control or as soon as practicable thereafter, but in no event more than thirty (30) days following the Change in Control.

ARTICLE 6

BENEFICIARY DESIGNATION

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to Participant of the benefits due him under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee.

Unless otherwise designated on the new Beneficiary designation form, filing of a new Beneficiary designation form will cancel all Beneficiary designations previously field. Any finalized divorce of a Participant subsequent to the date of filing of a designation of the Participant’s former spouse as a Beneficiary shall automatically revoke such designation. The spouse of a married Participant domiciled in a community property jurisdiction shall consent to any designation of Beneficiary of Beneficiaries other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if his Beneficiary designation is revoked by marriage, divorce, or otherwise, without execution of a new designation, or if all designated Beneficiaries predeceases the Participant or die prior to complete distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

Notwithstanding any provision of this Plan to the contrary, any Beneficiary designation may be changed by a participant by the written filing of such change on a form prescribed by the Committee.

ARTICLE 7

AMENDMENT, TERM AND TERMINATION OF PLAN

7.1    Amendment. The Board of Directors of the Corporation may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the benefits under the Plan accrued by any Participant.

7.2    Term. The Plan is intended to permit the deferral of any Fees to be paid to Participant beginning in 1991 and for the subsequent years. The Plan shall continue in force from year to year until canceled, revoked or otherwise terminated by the Board of Directors.

7.3    Corporation’s Right to Terminate. The Board of Directors of the Corporation may at any time terminate the Plan, if in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payouts thereunder would not be in the best interests of the Corporation. If the Plan is terminated, distributions shall continue to be deferred and shall be made at the times and on the same terms and conditions as are provided herein; however, no further Fee Deferrals shall be made.

ARTICLE 8

MISCELLANEOUS

8.1    Source of Payments. All payments of Fees Deferrals and interest thereon shall be paid in cash from the general funds of the Corporation and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of any deferred compensation. The Corporation may make such investments as it may deem desirable to aid it in meeting its obligations hereunder. Participants, however, shall have no right, title, or interest whatsoever in or to such investments, if any. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Corporation under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

8.2    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.3    Membership on Board Not Guaranteed. Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract for services of any Eligible Director as a director of the Corporation or as giving any Eligible Director any right to be retained as a director of the Company.

8.4    Protective Provisions. A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation, in order to facilitate the payment of benefits hereunder and taking such other relevant action as may be requested by the Corporation. If a Participant refuses to cooperate, the Corporation shall have no further obligation to the Participant under the Plan.

8.5    Gender, Singular and Plural. Al pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

8.6    Captions. The captions of the articles, sections, and paragraphs of this Plan are for convenience and shall not control or affect the meaning or construction of any of its provisions.

8.7    Validity. In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not effect, in any respect whatsoever, the validity of any other provisions of this Plan.

8.8    Notice. Any notice of filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by facsimile or by registered or certified mail, to the principal office of the Corporation, directed to the attention of the Treasurer of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

8.9    Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of California.

8.10    Code Section 409A. It is intended that any amounts payable under this Plan shall either be exempt from Code Section 409A or shall comply with Code Section 409A (including Treasury Regulations and other published guidance related thereto) so as not to subject Participants to payment of any additional tax, penalty, or interest imposed under Code Section 409A. The provisions of this Plan shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefits payable to Participants. For purposes of this Plan, all references to a Participant’s termination of service with the Corporation shall mean a “separation from service” as defined in Code Section 409A and Treasury Regulation Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.

THE PARSONS CORPORATION

BOARD OF DIRECTORS

FEE DEFERRAL PLAN

ANNUAL ENROLLMENT AGREEMENT

I elect to make the following deferrals of my director’s fees for 20__:

A.	Fees to be deferred:

Annual retainer fee (but meeting fees to be paid currently)

Defer all fees.

B.	Fees to be paid:

In a lump sum in January of the first year after I retire from the Board.

In approximately equal annual payments over five years starting in January of the first year after I retire from the Board.*

In approximately equal annual payments over ten years starting in January of the first year after I retire from the Board.*

The foregoing election shall be irrevocable.

Name and Signature of Director

Date:

*

Subject to the conditions that (i) payments will be made in a lump sum if I retire prior to age 62 and (ii) if the aggregate balance of the Subaccounts to which a five-year or ten-year installment election applies is less than $100,000 as of the end of the Plan Year in which I retire, then the amounts allocated to those Subaccounts will be paid in a lump sum.

PARSONS CORPORATION

BOARD OF DIRECTORS

FEE DEFERRAL PLAN

BENEFICIARY DESIGNATION

☐	I hereby revoke any and all prior designations of a Beneficiary under the Parsons Corporation Board of Directors Fee Deferral Plan (the “Plan”).

☐	I hereby revoke the following designation of only the following Beneficiary or Beneficiaries under the Plan:

[NAME]

[ADDRESS]

☐

I hereby designate the following Beneficiary to receive the balance of payments to be made under the Plan, except for any amount to be paid to previously designated Beneficiary under an effective Beneficiary Designation in the event of my death, as follows, reserving the full right to revoke or modify this designation, or any modification thereof, at any time by a further written designation:

Primary Beneficiary

Name	Address	Relationship to me	(Birth date if a minor)

provided, however, that if such Primary Beneficiary shall not survive me by at least sixty (60) days, the following shall be the Beneficiary:

Contingent Beneficiary

Name	Address	Relationship to me	(Birth date if a minor)

I acknowledge that if I am married and have designated any primary Beneficiary other than my spouse, such Beneficiary designation will not be valid unless my spouse consents to such designation.

Date	Name and Signature of Employee

Consent of Spouse

I am the spouse of the employee who has executed this Beneficiary Designation and I acknowledge that I have read said document and approve of the provisions thereof, and agree that the same shall be binding upon me with the same effect as if I had executed said document personally.

Date	Spouse’s Signature